ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of February __, 2014 by and between Evanston Alternative Opportunities Fund, a Delaware statutory trust (the “Fund”), and BNY MELLON INVESTMENT SERVICING (US) INC., a corporation organized under the laws of the State of Massachusetts (“BNYM”).

W I T N E S S E T H:

WHEREAS, the Fund is registered as a closed-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain BNYM to provide the various services described herein and BNYM is willing to provide such services, all as more fully set forth below;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.           Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“Authorized Person” shall mean each person, whether or not an officer or employee of the Fund, duly authorized by the Board to give Instructions on behalf of the Fund as set forth in Exhibit A hereto. The persons set forth in Exhibit A may be changed only in a writing substantially in the form of Exhibit A actually received and acknowledged by BNYM, which acknowledgement shall not be unreasonably withheld and shall be promptly delivered to the Fund.

“BNYM Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the Fund’s board of trustees.

“Confidential Information” shall have the meaning given in Section 6(o) of this Agreement.

“Instructions” shall mean written communications actually received by BNYM by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNYM as available for use in connection with the services hereunder, whether from a Shareholder or the Fund.

“Investment Advisor” shall mean the entity identified by the Fund to BNYM as the entity having investment responsibility with respect to the Fund.

“Net Assets” or “Net Asset Value” shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in accordance with generally accepted accounting principles as more fully described in the Prospectus.

“Organizational Documents” shall mean the Fund’s Certificate of Trust and Agreement and Declaration of Trust.

“Prospectus” shall mean the effective prospectus and Statement of Additional Information included in the Fund’s registration statement filed on Form N-2.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Shares” shall mean the shares of beneficial interest of the Fund offered to Shareholders.

“Shareholders” shall mean the beneficial owners of Shares of the Fund.

2.           Appointment.

The Fund hereby appoints BNYM for the term of this Agreement to perform the services described herein. BNYM hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.           Representations and Warranties.

The Fund hereby represents and warrants to BNYM, which representations and warranties shall be deemed to be continuing, that:

(a)           It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)           This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(c)           The Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification, and the Investment Advisor is knowledgeable about securities and/or commodities trading, as applicable, and aware of the risk of substantial loss in such trading;

(d)           It is conducting its business in compliance in all material respects with all applicable laws and regulations, has made and will continue to make all necessary filings including tax filings, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational

Documents nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement;

(e)           The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNYM or to the Investment Advisor of the Fund in connection with this Agreement, including but not limited to fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNYM to such Investment Advisor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board, and that, if required by applicable law, the Board has approved or will approve the terms of this Agreement and any such fees and expenses;

(f)           Each person named on Exhibit A hereto is duly authorized by the Fund to be an Authorized Person hereunder;

(g)           The method of valuation of securities and the method of computing the Fund’s Net Asset Value shall be as set forth in the currently effective Prospectus. If the Fund determines that the performance of any services described in Schedule I attached hereto with respect to the valuation of securities or the method of computing New Asset Value by BNYM in accordance with the then-effective Prospectus would materially violate any applicable laws or regulations, the Fund shall immediately so notify BNYM in writing and thereafter shall either furnish BNYM with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or, subject to the prior approval of BNYM, instruct BNYM in writing to value securities and/or compute Net Asset Value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that, to its best knowledge after having exercised due care and diligence, the same is consistent with all applicable laws and regulations and with its Prospectus; and

(h)           The Fund shall promptly notify BNYM in writing if any of the foregoing representations and warranties is no longer true in any material respect.

4.           Delivery of Documents.

(a)           The Fund will promptly deliver to BNYM true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i)           The Fund’s Organizational Documents;

(ii)           The Fund’s bylaws as the same may be amended from time to time (the “Bylaws”);

(iii)           Any resolution of the Board approving this Agreement or any amendment thereto;

(iv)           The Fund’s registration statement on Form N-2 filed with the SEC relating to the Shares of the Fund (the “Registration Statement”), and any amendment thereto;

(v)           The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed and any amendment thereto with the SEC; and

(vi)           The Prospectus.

(b)           Each copy of the Fund’s Certificate of Trust, including any amendments thereto, shall be certified by the Secretary of State (or other appropriate official) of the State of Delaware. Each copy of the Agreement and Declaration of Trust, Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions described in Section 4(a)(iii) above, shall be certified by the Secretary or an Assistant Secretary of the Fund.

(c)           It shall be the sole responsibility of the Fund to deliver to BNYM its currently effective Prospectus and BNYM shall not be deemed to have notice of any information contained in such Prospectus until it is actually delivered to BNYM in such manner that the Fund is reasonably able to verify delivery to and receipt by BNYM. BNYM shall not be deemed to have notice of any information (other than information supplied by BNYM) contained in the Prospectus or any Organizational Document, including amendments related thereto, until such materials are actually delivered to and received by BNYM in the manner described above.

5.           Certain Duties of the Fund.

(a)           The Fund shall be solely responsible for accurately and timely supplying BNYM with complete financial and other information relating to the Fund in order for BNYM to provide the services set forth on Schedule I.

(b)           The Fund acknowledges that BNYM is not a public accounting firm, is not a fiduciary of a public accounting firm, and does not provide public accounting or auditing services or advice, and will not be making any tax filings or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.

(c)           The Fund acknowledges that it may be considered a U.S. withholding agent and/or may be required to file information or other tax returns under the U.S. Internal Revenue Code and related regulations ("IRC and Regulations"). The Fund agrees that it or its designated agents are, and will continue to be, in compliance with all withholding and reporting required by the IRC and Regulations. Therefore, unless otherwise specified in Schedule I hereof or in another written agreement, BNYM and BNYM Affiliates will not be responsible for withholding or depositing taxes, nor will it/they be responsible for any related tax filings or information reporting, including but not limited to Forms 945, 1042S, 1042, 1065, 1065 K-1, 8804, 8805, 1120 or 1120F.

(d)           The Fund, and not BNYM, shall pay all brokerage commissions, margins, option premiums, interest charges, floor commissions and fees, and other ransaction costs and expenses charged and incurred by broker-dealers and/or futures commission merchants and their agents.

(e)           The Fund shall use reasonable efforts to cause its Authorized Persons, Investment Advisor, distributor, legal counsel (subject to any attorney-client privilege), independent registered public accounting firm and tax accountants (subject to any privilege between the Fund and its independent registered public accounting firm and/or tax accountants that may be applicable), and transfer agent (if other than BNYM) to cooperate with BNYM and to provide BNYM, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, in order to enable BNYM to perform its duties hereunder. In connection with its duties hereunder, BNYM shall be entitled to reasonably rely, and shall be held harmless by the Fund when acting in reasonable reliance upon, such information, advice or documents provided to BNYM by any of the aforementioned persons. BNYM shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNYM as provided herein. All fees or costs charged by such persons shall be borne by the Fund.

(f)           The Fund acknowledges that certain information provided by BNYM on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Fund. Certain information provided by BNYM is supplied to BNYM pursuant to third party licensing agreements that restrict the use of such information and protect the proprietary rights of the appropriate licensor (the “Licensor”) with respect to such information. Therefore, the Fund further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNYM on its websites in any way without the express written permission of BNYM and the Licensor. (Licensor permission to be obtained by BNYM prior to BNYM providing its permission.)

(g)           The Fund shall promptly notify BNYM in writing of any and all legal proceedings or securities investigations filed or commenced against the Fund, the Investment Advisor, or the Board, provided that such notification is legally permissible.

6.           Duties and Obligations of BNYM.

(a)           Subject to the direction and control of the Fund and the terms and conditions of this Agreement, including Schedule I, BNYM shall provide to the Fund the services set forth in Schedule I (the “Activities”).

(b)           Except to the extent otherwise stated on Schedule I, BNYM shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of Shares, maintenance of the Fund’s financial records, or other services normally performed by the Fund’s counsel or independent registered public accounting firm.

(c)           Notwithstanding any provision hereof, the services of BNYM are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and BNYM.

(d)           Upon receipt of the Fund’s prior written consent, BNYM may delegate any of its duties and obligations hereunder to any delegate or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, the Fund’s consent shall not be required for any such delegation to any BNYM Affiliate, notwithstanding the domicile of such BNYM Affiliate, but BNYM shall consult with the Fund prior to any such delegation where BNYM deems such consultation appropriate. BNYM shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any permitted delegate or agent; provided, that BNYM shall have selected such delegate or agent with reasonable care; provided, further, that BNYM shall be liable for the acts or omissions of any BNYM Affiliate to the same extent it would be liable under the terms hereof had it committed such act or omission and not delegated the same to such BNYM Affiliate. Notwithstanding the foregoing or anything to the contrary in this Agreement, BNYM may subcontract with, hire, engage or otherwise outsource to any BNYM Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM under this Agreement (“Outsourcing”) but any such Outsourcing by BNYM shall not relieve BNYM of any of its obligations hereunder and BNYM shall be liable for the acts or omissions of any BNYM Affiliate to the same extent it would be liable under the terms hereof had it committed such acts or omissions. For the avoidance of doubt, such Outsourcing by BNYM to a BNYM Affiliate shall not be considered a delegation under this Agreement. Unless otherwise agreed to in writing, BNYM shall be responsible for all fees and expenses of any such delegate, agent or BNYM Affiliate.

(e)           BNYM shall, as agent for the Fund, maintain and keep current the books, accounts and other documents, if any, listed in Schedule I, and such other books and records as BNYM is required to maintain pursuant to Rule 31a-1 under the 1940 Act in connection with the services provided hereunder. Such books and records shall be prepared and maintained as required by the 1940 Act. Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and independent registered public accounting firm of the Fund during BNYM’s normal business hours. To the extent permitted by and consistent with applicable requirements of any laws, rules and regulations applicable to the Fund, or BNYM, any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method. Except as otherwise authorized by the Fund or its agents, all such records (other than those which are not of a material nature) shall be preserved by BNYM for a period of at least six (6) years, unless delivered to a duly appointed successor or to the Fund. In the event that the Fund utilizes the BNYM Anti-Money Laundering services described herein, BNYM will maintain records relating to this service as follows: (i) the shorter of (a) at least five (5) years from the date the Shareholder liquidates its investment in the Fund, or (b) such time as the Fund converts to a successor administrator with a corresponding transfer of such records by BNYM; or (ii) in the case of a liquidation of the Fund, the shorter of (a) for at least five (5) years from the date the Fund liquidates or (b) until such records are transferred by BNYM to the Fund’s appointed liquidator or another designated Fund agent.

(f)           All records maintained and preserved by BNYM in hard copy pursuant to this Agreement shall be and remain the property of the Fund and shall be surrendered to the Fund promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of the Fund, BNYM shall provide in hard copy or electronic format any records included in any such delivery that are maintained by BNYM in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and the Fund shall reimburse BNYM for its reasonable expenses incurred in providing such records.

(g)           The Fund shall furnish BNYM with any and all Instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNYM in the performance of its duties hereunder, including the amounts or written formula for calculating the amounts and times of accrual of the Fund’s liabilities and expenses. BNYM shall not be required to include as the Fund’s liabilities and expenses, nor as a reduction of Net Assets, any accrual for any income taxes unless the Fund shall have specified to BNYM the precise amount of the same to be included in liabilities and expenses or used to reduce Net Assets. BNYM shall endeavor to determine the value of securities owned by the Fund in the manner described in the Offering Materials. At any time and from time to time, the Fund may, if consistent with and to the extent permitted by the Offering Materials, furnish BNYM with bid, offer, or market values of securities and instruct BNYM to use such information in its calculations hereunder. BNYM shall at no time be required or obligated to commence or maintain either any utilization of, or subscriptions to, any securities pricing or similar service or any arrangements with any brokers, dealers or market makers or specialists described in the Prospectus.

(h)           In the event that BNYM’s computations hereunder rely, in whole or in part, upon information, including: (i) bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNYM which BNYM in its judgment deems reliable, or (ii) prices or values supplied by the Fund or by brokers, dealers, market makers, or specialists described in the Prospectus, BNYM shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. BNYM shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described above, even though BNYM in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers. BNYM, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

(i)           The method of valuation of securities and the method of computing the Net Assets shall be as set forth in the then currently effective Prospectus. In the event that the Fund has determined, in accordance with its compliance policies and procedures, that the description of the valuation methodology of securities or computation of Net Assets as specified in the then currently effective Prospectus is at any time materially inconsistent with any applicable laws or regulations, the Fund shall immediately so notify BNYM in writing and thereafter shall either furnish BNYM at all appropriate times with the values of such securities and Net Assets, or subject to the prior approval of BNYM, instruct BNYM in writing as to the appropriate valuation methodology to be employed by BNYM to compute Net Assets in a manner that the Fund then represents in writing to be consistent with all applicable laws and regulations in all material respects. The Fund may also from time to time, subject to the prior approval of BNYM, instruct BNYM in writing to compute the value of the securities or Net Assets in a manner other than as specified in this Agreement. By giving such instruction, the Fund shall be deemed to have represented that such instruction is consistent with the then effective Prospectus and, subject to its best knowledge after having exercised due care and diligence, all applicable laws and regulations and the then-effective Prospectus.

(j)           BNYM, in performing the services required of it under the terms of this Agreement, shall be entitled to reasonably rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications and documentation furnished to it on behalf of the Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications or documentation, including the amounts or formula for calculating the amounts and times of accrual liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of securities.

(k)           BNYM may apply to an Authorized Person for Instructions with respect to any matter arising in connection with BNYM’s performance hereunder, and BNYM shall not be liable for any action taken or omitted to be taken by it in good faith without gross negligence or willful misconduct in accordance with such Instructions. Such application for Instructions may, at the option of BNYM, set forth in writing any action proposed to be taken or omitted to be taken by BNYM with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNYM shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to such date for taking or omitting to take any such action, BNYM has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.  BNYM shall endeavor to provide the Fund concurrent notice, or, whenever reasonably practicable, advance notice of such action, provided, however, that BNYM makes no representation as to its ability to provide such concurrent or advance notice nor shall BNYM incur any liability arising out of its failure to do so.

(l)           BNYM may consult with counsel to the Fund upon prior written notice to the Fund, it being understood that BNYM, solely in the course of its provision of the regulatory administration services described in Schedule I attached hereto, shall not be obligated to provide such prior written notice to the Fund when consulting with counsel to the Fund in connection with matters related to BNYM’s provision of the regulatory administration services, or its own counsel, at the Fund’s expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or written opinion of such counsel.  BNYM shall provide prior written notice to the Fund if BNYM intends to consult with its own external counsel at the Fund’s expense.

(m)           BNYM shall provide the “BNYM Anti-Money Laundering Services” described in Schedule I, subject to the terms and conditions of this Agreement and the following additional terms and conditions:

(i)         BNYM does not warrant that (x) its performance of the BNYM Anti-Money Laundering Services will achieve any particular intended result, (y) that its performance will satisfy any legal obligations of the Fund, or (z) that it will detect all possible instances of money laundering or transactions involving money laundering or other unlawful activities. BNYM MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(ii)         The Fund’s application forms will instruct Shareholders or potential Shareholders, as the case may be, to deliver a completed application form to BNYM a reasonable time before accepting any initial payment from a Shareholder, and shall not accept any such payment unless and until BNY shall have completed the BNYM Anti-Money Laundering Services with respect to such Shareholder. BNYM may assume the authenticity and accuracy of any document provided by a Shareholder without verification unless in the sole discretion of BNYM the same on its face appears not to be genuine. In the event of delay or failure by the Shareholder to produce any information required by the application or by BNYM in providing the BNYM Anti-Money Laundering Services, BNYM may refuse to accept the application and the monies related thereto or may refuse to allow a redemption until proper information has been provided. The Fund shall instruct BNYM not to accept any payment on behalf of the Fund from a Shareholder or pay on behalf of the Fund any redemption or repurchase proceeds to a Shareholder if the Fund determines that such acceptance or payment would violate any anti-money laundering laws applicable to the Fund. In the event any initial payment from a Shareholder or potential Shareholder is sent to an account other than an account of the Fund maintained at a BNYM Affiliate, (A) the Fund shall promptly notify BNYM of the receipt of such payment, (B) the Fund shall not invest such payment until BNYM has completed the BNYM Anti-Money Laundering Services with respect to such Shareholder, and (C) the Fund shall indemnify and hold BNYM harmless in accordance with the terms of this Agreement with respect to any such payment that is invested prior to BNYM’s completion of the BNYM Anti-Money Laundering Services and acceptance of the subscription therefor.

(iii)         BNYM shall provide prompt notice to the Fund of any potential Shareholder with respect to whom BNYM has anti-money laundering concerns based on the performance of the BNYM Anti-Money Laundering Services.

(iv)         The BNYM Anti-Money Laundering Services are provided based on the representation and warranty of the Fund, which shall be deemed continued and repeated on each day on which such services are provided, that the BNYM Anti-Money Laundering Services together with the activities of the Fund in accordance with its internal policies, procedures and anti-money laundering controls, to the best knowledge of the Fund, shall together satisfy all the requirements of the laws with respect to money laundering applicable to the Fund.

(v)         BNYM shall provide written reports concerning BNYM’s provisions of the BNYM Anti-Money Laundering Services to the Fund at such times and in such a format as BNYM and the Fund may mutually agree.

(vi)         In the event of any failure by BNYM to provide any of the BNYM Anti-Money Laundering Services in accordance with its standard of care and not otherwise, BNYM’s liability shall be limited to the lesser of (x) the actual direct money damages suffered by the Fund as a direct result of such failure or (y) the amount paid by the Fund under this Agreement for the provision of such services during the twenty-four (24) months immediately preceding the month in which the event giving rise to such liability occurred. Any action brought against BNYM for any claim hereunder must be brought within two (2) years following the date on which such claim accrues.  Upon learning of the event giving rise to such claim, BNYM shall endeavor to provide prompt notice thereof to the Fund, provided that BNYM makes no representations as to its ability to provide such prompt notice, shall incur no liability arising out of its failure to provide such notice and BNYM’s failure to provide such notice shall not toll or otherwise extend the two (2) year period in which a claim related to BNYM’s provision of the BNYM Anti-Money Laundering Services must be brought

(n)           BNYM shall have no duties or responsibilities whatsoever including any custodial duties, except such duties and responsibilities as are specifically set forth in this Agreement, including Schedule I, and no covenant or obligation shall be implied against BNYM in connection with this Agreement.

(o)           BNYM agrees to treat as confidential information all accounting and Shareholder information and other business records of the Fund, including any information relating to any Fund investment, disclosed to BNYM in connection with its provision of services pursuant to the terms of this Agreement (all such information,

“Confidential Information”) and BNYM shall not disclose the Confidential Information to any other person, except to (i) its employees, BNYM Affiliates, delegates, agents and other service providers to the Fund in connection with BNYM’s provision of services hereunder (including, without limitation, information provided by BNYM in connection with an independent third party compliance or other review), (ii) its and the Fund’s respective regulators, examiners, internal and external accountants, independent registered public accounting firm, and counsel, or (iii) any other person when required by a court order or legal process, or whenever advised by its counsel that it would be liable for a failure to make such disclosure. BNYM shall instruct its employees, regulators, examiners, internal and external accountants, independent registered public accounting firm, if applicable, auditors and counsel, and instruct any BNYM Affiliate, delegate or agent to instruct its employees, regulators, examiners, internal or external accountants, independent registered public accounting firm, if applicable, auditors and counsel, who may be afforded access to Confidential Information of such obligations of confidentiality, and shall not use the Confidential Information for any purpose other than the provision of services hereunder. Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the receiving person, (ii) is publicly disclosed by the Fund or any Shareholder, or (iii) is otherwise obtained from third parties not known by BNYM to be bound by a duty of confidentiality.

(p)           The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions, including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Notwithstanding anything contained elsewhere in this Agreement, solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of, and authorizes BNYM to disclose, information regarding the Fund and their accounts ("Fund-Related Data") to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNYM may store the names and business addresses of Fund employees on the systems or in the records of the BNY Mellon Group or its service providers. In addition, the BNY Mellon Group may aggregate Fund-Related Data with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Fund-Related Data with the Fund. The Fund is authorized to consent to the foregoing. In addition, BNYM may disclose Fund-Related Data as required by law or at the request of any governmental or regulatory authority.

(q)           BNYM will take reasonable precautions to ensure the security of Fund and Shareholder records and information, protect against any anticipated threats or hazards to the security or integrity of such records or information, and protect against unauthorized access to or use of such records or information that would result in substantial harm or inconvenience to any Shareholder or the Fund and will maintain reasonable procedures to detect and respond to any internal or external security breaches. BNYM agrees to implement and maintain security measures and practices that are reasonably designed to protect “personal information,” as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth (“Massachusetts Privacy Regulation”), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations. BNYM will monitor and review its procedures periodically and revise them, as necessary, to ensure they appropriately address any reasonably foreseeable risks. BNYM will promptly provide written notice to the Fund in the event BNYM has determined, in its sole discretion, a security breach or unauthorized access related to such Fund and/or Shareholder information has occurred.

(r)           BNYM may utilize systems and/or software designed, and databases provided, by certain third parties, and shall not be liable for any loss, damage or expense that occur as a result of the failure of any such systems, software, and/or databases not caused by BNYM’s own bad faith, gross negligence or willful misconduct. In providing the services hereunder, BNYM is authorized to utilize any vendor (including pricing and valuation services) reasonably believed by BNYM to be reliable. BNYM shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any vendor utilized by BNYM hereunder, provided, that such vendor was selected with reasonable care. No such vendor shall be an agent or delegate of BNYM hereunder.

(s)           BNYM shall make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available and, in the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruption. BNYM shall have no liability with respect to the loss of data or service caused by equipment failure, provided such loss or interruption is not caused by BNYM’s own bad faith, gross negligence or willful misconduct.

7.           Compliance Services.

(a)           BNYM and the Fund recognize and acknowledge that BNYM’s services pursuant to this Agreement are solely limited to performance of the Activities. Unless specifically provided under this Agreement, nothing contained herein, expressed or implied, is intended or shall be construed to confer upon BNYM any duty to ensure that the Fund, the Investment Advisor, or any related entities are acting in compliance with any applicable domestic or international laws or regulations.

(b)           If Schedule I contains a requirement for BNYM to provide the Fund with compliance services (including any Sub-Chapter M Services), such services shall be provided pursuant to the terms of this Section 7 (the “Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between BNYM and the Fund, and the results of the BNYM’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary

Report”) prepared on a periodic basis as mutually agreed (provided that such Compliance Summary Report will be delivered promptly after the end of each calendar quarter). Each Compliance Summary Report shall be subject to review and approval by the Fund. BNYM shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

(c)           The Fund will examine each Compliance Summary Report delivered to it by BNYM and notify BNYM of any error, omission or discrepancy within twenty (20) days of its receipt. The Fund agrees to notify BNYM promptly if it fails to receive any such Compliance Summary Report, and further acknowledges that unless it notifies BNYM of any error, omission or discrepancy within twenty (20) days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNYM of such condition promptly after discovery thereof.

(d)           While BNYM will endeavor to identify out-of-compliance conditions, BNYM does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Compliance Services, the Fund’s sole and exclusive remedy and BNYM’s sole liability shall be limited to re-performance by BNYM of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.

8.           Allocation of Expenses.

(a)           Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Fund, including but not limited to, organizational costs and costs of maintaining the Fund’s existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund’s employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and servicing fees, charges of custodians, transfer and disbursing agents, expenses (including clerical expenses) incident to the issuance, cancellation, repurchase or redemption of Shares, fees and expenses incident to the registration or qualification of the Shares under applicable securities laws, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy materials, if any, to Shareholders, all expenses incidental to holding Shareholder meetings, if any, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto.

(b)           BNYM shall be reimbursed for all reasonable out-of-pocket expenses (such as telephone, facsimile, photocopy, overnight courier and messenger charges, postage, etc.) incurred in connection with the performance of any administrative services required. BNYM shall supply supporting expense documentation to the Fund if so requested and to the extent such documentation is available.

9.           Standard of Care; Indemnification.

(a)           Except as otherwise provided herein, BNYM shall not be liable for any costs, expenses, damages, liabilities or claims (including reasonable attorneys’ and accountants’ fees) resulting from, arising out of, or in connection with its performance hereunder, except those costs, expenses, damages, liabilities or claims arising out of BNYM’s or any BNYM Affiliate’s own bad faith, gross negligence or willful misconduct. In no event shall BNYM be liable to the Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, resulting from, arising out of, or in connection with its performance hereunder, even if previously informed of the possibility of such damages and regardless of the form of action.

(b)           Without limiting the generality of the foregoing, BNYM shall not be responsible for any loss, damage or expense suffered by the Fund arising from any one or more of the following:

(i)           Errors in records or Instructions, explanations, information, specifications or documentation of any kind, as the case may be, including any valuations or prices of securities or specification of Net Assets, supplied to BNYM by any third party described in Section 5 hereof or by, or on behalf of, the Fund;

(ii)           Any failure by BNYM to receive any Instruction (whether oral, written or by email, facsimile or other electronic transmission), directions, record, explanation, information, specifications or documentation, including any failure to actually receive any application or other document from a Shareholder.  In this context, any application or other document shall not be deemed actually received by BNYM unless and until the Shareholder has received from BNYM a confirmation of receipt in writing in the form currently in use by BNYM for those types of confirmations, which confirmation BNYM shall not unreasonably withhold and shall promptly deliver;

(iii)           Any improper use by the Fund or its agents, distributors or Investment Advisor of any valuations or computations supplied by BNYM in accordance with its standard of care under this Agreement;

(iv)           The method of valuation of the securities and the method of computing Net Assets, as set forth in the Prospectus or as directed by the Fund, and if the Prospectus so describes, the Net Asset Value per share; or

(v)           Any taxes, penalties or interest imposed upon BNYM with respect to the Fund's withholding, depositing and/or reporting obligations under the IRC and Regulations.

(c)           Except as otherwise set forth in Schedule I with respect to tax services, notwithstanding any other provision contained in this Agreement, BNYM shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify the Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund; (ii) the taxable nature or effect on the Fund or the Shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to the Shareholders; or (iv) the effect under any income tax laws of the Fund making or not making any distribution, dividend payment, or election with respect thereto.

(d)           Actions taken or omitted in reliance on Instructions (whether oral, written or by email, facsimile or other electronic transmission), or upon any information, order, indenture, power of attorney, assignment, affidavit or other instrument reasonably believed by BNYM to be genuine or reasonably believed by BNYM to be from an Authorized Person, or upon the advice of legal counsel for the Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(e)           The Fund shall indemnify and hold harmless BNYM and any BNYM Affiliate from and against any and all costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto, that are sustained or incurred or that may be asserted against BNYM or any BNYM Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNYM or any BNYM Affiliate hereunder in good faith or in reasonable reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Fund’s Registration Statement or Prospectus, (iii) any Instructions (whether oral, written or by email, facsimile or other electronic transmission) of a person reasonably believed to be an Authorized Person, or (iv) any advice of legal counsel for the Fund or BNYM, or arising out of transactions or other activities of the Fund that occurred prior to the commencement of this Agreement; provided, that neither BNYM nor any BNYM Affiliate shall be entitled to indemnification hereunder for costs, expenses, damages, liabilities or claims for which BNYM is liable under Section 9(a) above. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.

10.           Compensation. For the services provided hereunder, the Fund agrees to pay BNYM such compensation as is mutually agreed from time to time and such reasonable out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges, and transportation and lodging costs) as are incurred by BNYM in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly in arrears. BNYM will provide an invoice to the Fund on a monthly basis. If this Agreement is terminated before the end of any month, the compensation for such part of a month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNYM, Net Assets shall be computed at the times and in the manner specified in the Prospectus.

11.           Term of Agreement.

(a)           This Agreement shall be for an initial term ending on the first anniversary of the date first above written, and shall continue for successive one year periods thereafter, except that the term of this Agreement may at any time be terminated by either BNYM giving to the Fund, or the Fund giving to BNYM, notice in writing specifying the date of such termination, which date shall be not less than ninety (90) days after the date of the giving of such notice, and the term of this Agreement shall immediately terminate upon dissolution of the Fund. Upon termination, other than a termination by the Fund pursuant to the Section 11(b) below, the Fund shall pay to BNYM: (i) if terminated prior to the first anniversary of the date first above written, the total fees that would have been payable through such first anniversary if this Agreement were not terminated; and (ii) if terminated after the first anniversary, such compensation as may be due as of the date of such termination, and, in each case, the Fund shall reimburse BNYM for any reasonable disbursements and expenses made or incurred by BNYM and payable or reimbursable hereunder, including reasonable fees and compensation for work done or services provided by BNYM after the termination date.

(b)           This Agreement may be terminated by the Fund at any time if BNYM (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within twenty (20) days of receipt of written notice served by the Fund specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it. This Agreement may be terminated by BNYM at any time if the Fund: (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within twenty (20) days of receipt of written notice served by BNYM specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it.

(c)           Upon termination and settlement of all amounts due under this Agreement, including unpaid compensation due pursuant to Section 10 and amounts due pursuant to Section 11(a), BNYM shall, at the expense of the Fund, return to the Fund any Confidential Information provided by the Fund to BNYM pursuant to this Agreement.

12.           Force Majeure.

Neither BNYM nor the Fund shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; acts of war or terrorism; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Fund or BNYM, as the case may be, shall use its best efforts to resume performance as soon as practicable under the circumstances.

13.           Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNYM and the Fund.

14.           Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund or BNYM without the written consent of the other, which consent shall not be unreasonably withheld, provided that notwithstanding the foregoing, BNYM may assign all or any portion of this Agreement to any BNYM Affiliate, upon sixty (60) days’ prior written notice to the Fund.

15.           Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the non-exclusive jurisdiction of a court situated in the City and State of New York in connection with any dispute arising hereunder. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. TO THE EXTENT THAT IN ANY JURISDICTION THE PARTIES TO THIS AGREEMENT MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, THE PARTIES TO THIS AGREEMENT IRREVOCABLY AGREE NOT TO CLAIM, AND THEY HEREBY WAIVE, SUCH IMMUNITY.

16.           Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

17.           No Waiver.

Each and every right granted to BNYM or the Fund hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNYM or the Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNYM or the Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

18.           Non-Exclusiveness.

No provision of this Agreement shall prevent BNYM from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by BNYM in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Fund, shall be and remain the property of BNYM, and BNYM shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

19.           Administrative Staff.

The Fund hereby agrees, and agrees to cause the Investment Advisor to agree, to refrain from hiring any employees of BNYM who became known to the Fund through BNYM’s performance of the Activities (each, a “Covered Employee”) during the term of this Agreement and for a period of one (1) year after the termination date of this Agreement. Should the Fund or the Investment Advisor hire any such Covered Employee during the stated time period, the Fund, or the Investment Advisor, as the case may be, hereby agrees to compensate BNYM in an amount equivalent to one-half of the hired Covered Employee’s annual salary to cover the cost of recruiting, hiring, and training a replacement employee.

20.           Notices, Electronic Communications.

(a)           All notices required or permitted under this Agreement in writing shall be validly given or made in writing if (i) personally delivered, (ii) delivered and confirmed by facsimile, (iii) delivered by reputable overnight courier delivery service or (iv) deposited in the mail, first class, postage prepaid, certified or registered, return receipt requested as follows:

if to the Fund, at:

Evanston Alternative Opportunities Fund
1560 Sherman Avenue, Suite 960
Evanston, IL 60201
Attention: Ryan Cahill

With a copy to:

Evanston Alternative Opportunities Fund
1560 Sherman Avenue, Suite 960
Evanston, IL 60201
Attention: Scott Zimmerman

if to BNYM, at:

BNY Mellon Alternative Investment Services
400 Bellevue Parkway
Wilmington, DE 19809
Attention: Dennis Westley

With a copy to:

The Bank of New York Mellon
101 Barclay Street, 20W
New York, N.Y. 10286
Attention: Ian G. Shaw
Facsimile: (203) 601-4629

or at such other place as may from time to time be designated in writing. Notices sent via mail shall be deemed given on the third business day following the day they are sent, notices sent via overnight carrier shall be deemed given on the business day following the day they are sent, notices delivered personally shall be deemed given on the day of confirmed receipt, and notices transmitted by facsimile transmission shall be deemed given on the date of transmission with confirmation of receipt.

(b)           The Fund authorizes BNYM to (i) accept consents, approvals, waivers, requests, Instructions and other communications BNYM receives from the Fund by email, facsimile or other electronic transmission as if those communications had been given personally in writing and signed by an Authorized Person; (ii) respond to consents, approvals, waivers, requests, Instructions and other communications BNYM receives from the Fund by means of email, facsimile or other electronic transmission; (iii) communicate with, and accept communications from, the Fund, its counsel, accountants, auditors, prime broker and other service providers, the Board and Shareholders by means of email, facsimile or other electronic transmission; and (iv) transmit and receive Confidential Information in connection with its performance hereunder by means of email, facsimile or other electronic transmission. If BNYM or the Fund elects to transmit Instructions through an on-line communication system offered by BNYM, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I. BNYM shall not be liable to the Fund or any other person for any loss or damage suffered as a result of the Fund’s use of email, facsimile or other electronic transmission to communicate with BNYM, or the use of email, facsimile or other electronic transmission by BNYM to transmit Confidential Information or communicate with the Fund or any other person, including any loss or damage resulting from or arising out of loss of data or malfunction of equipment or communications services in connection with the transmission of such communications. In the event any Instructions are given, whether upon application of BNYM or otherwise, by means of email, facsimile or other electronic transmission, BNYM is authorized to, but is not obligated to, seek clarification of such Instructions by telephone call-back to an Authorized Person, and BNYM may reasonably rely upon the clarification of anyone purporting to be such Authorized Person. If BNYM considers that any email, facsimile or other electronic communication may conflict with any other Instructions from, or agreements with, the Fund, it may delay acting on such communication until clarification by telephone call-back to an Authorized Person. Any Instructions received from a Shareholder in the manner set forth in this paragraph shall not be deemed actually received by BNYM unless and until the Shareholder has received from BNYM a confirmation of receipt in writing in the form currently in use by BNYM for those types of confirmations, which confirmation BNYM shall not unreasonably withhold and which BNYM shall promptly deliver.

21.           No Third Party Beneficiary.

The terms and provisions of this Agreement shall inure to the benefit of the parties and their respective successors and assigns, and is made solely and specifically for their benefit. No other person, including but not limited to Shareholders, shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

22.           Rules of Construction.

All articles or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Except as specifically provided otherwise, alphanumerical references to “Articles,” “Sections,” “Exhibits” and “Schedules” are to the respective articles and sections of, and exhibits and schedules to, this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. Any reference in this Agreement to schedules and exhibits shall be deemed to be a reference to such schedules and exhibits as amended and in effect from time to time. Whenever the word “including” is used herein, it shall be construed to mean “including without limitation.”

23.           Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

EVANSTON ALTERNATIVE OPPORTUNITIES FUND By:
Name:
Title:

BNY MELLON INVESTMENT SERVICING (US) INC. By:
Name:
Title:

22

APPENDIX I

ELECTRONIC ACCESS
TERMS AND CONDITIONS

These Electronic Access Terms and Conditions (the “Terms and Conditions”) set forth the terms and conditions under which The Bank of New York Mellon Corporation and/or its subsidiaries or joint ventures (collectively, “BNY Mellon”) will provide the counterparty(ies) and its (their) affiliates (“You” and “Your”) with access to and use of BNY Mellon’s electronic information delivery site known as “BNY Mellon Connect” and/or other BNY Mellon-designated access portals (“Electronic Access”). Access to and use of Electronic Access by You is contingent upon and is in consideration for Your compliance with the terms and conditions set forth below. Electronic Access includes access to BNY Mellon web sites accessible via BNY Mellon Connect and/or other BNY Mellon-designated access portals (“Sites”), pursuant to which You are able to access products and services provided by BNY Mellon as well as data regarding Your accounts.

Any particular product or service accessed by You through Electronic Access may be subject to a separate written agreement between You and BNY Mellon with respect to such products and services (each a “Services Agreement”). In addition, terms and conditions and restrictions with respect to any particular product or service accessed through Electronic Access (such as privacy and internet security matters), together with any disclaimers related to the specific products or services, may be set forth on the Sites (hereinafter referred to as “Terms of Use”) and are applicable to such products and services. By Your signature below, You agree to the Terms and Conditions. By any of Your Users accessing the Sites, and the products and services available through Electronic Access, You agree to any Terms of Use and acknowledge and accept any disclaimers and disclosures included on the Sites and the restrictions concerning the use of proprietary data provided by Information Providers (as defined below) that are posted on the Data Terms Web Site (as defined below). For the avoidance of doubt, the execution of these Terms and Conditions will not alter or amend or otherwise affect any Services Agreement whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

1.	Access Administration:
a.
To facilitate access to Electronic Access, You will furnish BNY Mellon with a written list of the names, and the extent of authority or level of access, of persons You are authorizing to access the Sites, products and services and to use the Electronic Access (“Authorized Users”) on a read-only basis. In addition, You may also designate Authorized Users who will have authority to enter transactions and provide instructions to BNY Mellon that cause a change in or have an impact on assets held by BNY Mellon for Your accounts (“Authorized Transactional Users”). Where appropriate, Authorized Users and Authorized Transactional Users are collectively referred to herein as “Users.” If You wish to allow any third party (such as an investment manager, consultant or third party service provider) or any employee of a third party to have access to Your account information through Electronic Access and be included as a “User” under these Terms and Conditions, You may designate a third party or employee of a third party as an Authorized User or Authorized Transactional User under these Terms and Conditions and any such third party or employee of a third party so designated by You (and, if a third party is so designated, any employee of such third party designated by such third party) will be included within the definition of Authorized User, Authorized Transactional User, and User as appropriate.

b.
Upon BNY Mellon’s approval of Users (which approval will not be unreasonably withheld), BNY Mellon will send You a user-id, temporary password and, where applicable, a security identification device for each User. You will be responsible for providing to Users the user-ids, temporary passwords and, where applicable, secure identification devices. You will ensure that any User receiving a secure identification device returns such device immediately following the termination of the User’s authorization to access the products and services for which the secure identification device was provided to such User. You are solely responsible for Users’ access to Electronic Access, and You and Users are solely responsible for the confidentiality of the user-ids and passwords and secure identification devices that are provided to them and will remain responsible for each secure identification device until it is returned to BNY Mellon. You, on behalf of You and Your affiliates, acknowledge and agree that, BNY Mellon will have no duty or obligation to verify or confirm the actual identity of the person who accessed Electronic Access using a

c.
validly issued user-id and password (and, where applicable, security identification device) or that the person who accessed Electronic Access using such validly issued user-id and password (and, where applicable, security identification device) is, in fact, a User (whether an Authorized User or an Authorized Transactional User).

d.
You shall not, and shall not permit any User or third party to, breach or attempt to breach any security measures used in connection with Electronic Access or Proprietary Software. Any attempt to circumvent or penetrate any application, network or other security measures used by BNY Mellon or its suppliers in connection with Electronic Access is strictly prohibited.

e.
You are also solely responsible for ensuring that all Users comply with these Terms and Conditions and any Terms of Use included on the Sites, the Service Agreement for each product or services accessed through the Sites and their associated services and all applicable terms and conditions, restrictions on the use of such products and services and data obtained through the use of Electronic Access. BNY Mellon reserves the right to prohibit access or revoke the access of any User to Electronic Access whom BNY Mellon determines has violated or breached these terms and conditions or any Terms of Use on a Site accessed by the User, including the Data Terms Web Site (as defined below), or whose conduct BNY Mellon reasonably determines may constitute a criminal offense, violate any applicable local, state, national, or international law or constitute a security risk for BNY Mellon, a BNY Mellon’s third party supplier (“BNY Mellon’s Supplier”), BNY Mellon’s clients or any Users of Electronic Access. BNY Mellon may also terminate access to all Users following termination of all Services Agreements between You and BNY Mellon.

2.
Proprietary Software: Depending upon the products and services You elect to access through Electronic Access, You may be provided software owned by BNY Mellon or licensed to BNY Mellon by a BNY Mellon Supplier (“Proprietary Software”). You are granted a limited, non-exclusive, non-transferable license to install the Proprietary Software on Your authorized computer system (including mobile devices registered with BNY Mellon) and to use the Proprietary Software solely for Your own internal purposes in connection with Electronic Access and solely for the purposes for which it is provided to You. You and Your Users may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies. You shall not reverse engineer, disassemble, decompile or attempt to determine the source code for, any Proprietary Software. Any attempt to circumvent or penetrate security of Electronic Access is strictly prohibited.

3.	Use of Data:
a.
Electronic Access may include information and data that is proprietary to the providers of such information or data (“Information Providers”) or may be used to access Sites that include such information or data from Information Providers. This information and data may be subject to restrictions and requirements which are imposed on BNY Mellon by the Information Providers and which are posted on http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor web site of which You are provided notice from time to time (the “Data Terms Web Site”). You will be solely responsible for ensuring that Users comply with the restrictions and requirements concerning the use of proprietary data that are posted on the Data Terms Web Site.

b.
You consent to BNY Mellon, its affiliates and BNY Mellon’s Suppliers disclosing to each other and using data received from You and Users and, where applicable, Your third parties in connection with these Terms and Conditions (including, without limitation, client data and personal data of Users) (1) to the extent necessary for the provision of Electronic Access; (2) in order for BNY Mellon and its affiliates to meet any of their obligations under these Terms and Conditions to provide Electronic Access; or (3) to the extent necessary for Users to access Electronic Access.

c.
In addition, You permit BNY Mellon to aggregate data concerning Your accounts with other data collected and/or calculated by BNY Mellon. BNY Mellon will own such aggregated data, but will not distribute the aggregated data in a format that identifies You or Your data.

4.	Ownership and Rights:
a.
Electronic Access, including any database, any software (including for the avoidance of doubt, Proprietary Software) and any proprietary data, processes, scripts, information, training materials, manuals or documentation made available as part of the Electronic Access (collectively, the "Information"), are the exclusive and confidential property of BNY Mellon and/or BNY Mellon’s suppliers. You may not use or disclose the Information except as expressly authorized by these Terms and Conditions. You will, and will cause Users and Your third parties and their users, to keep the Information confidential by using the same care and discretion that You use with respect to Your own confidential information, but in no event less than reasonable care.

	b.	The provisions of this paragraph will not affect the copyright status of any of the Information which may be copyrighted and will apply to all Information whether or not copyrighted.

c.
Nothing in these Terms and Conditions will be construed as giving You or Users any license or right to use the trade marks, logos and/or service marks of BNY Mellon, its affiliates, its Information Providers or BNY Mellon’s Suppliers.

d.
Any Intellectual Property Rights and any other rights or title not expressly granted to You or Users under these Terms and Conditions are reserved to BNY Mellon, its Information Providers and BNY Mellon’s Suppliers. "Intellectual Property Rights" includes all copyright, patents, trademarks and service marks, rights in designs, moral rights, rights in computer software, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names (including all extensions, revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

5.	Reliance:
a.
BNY Mellon will be entitled to rely on, and will be fully protected in acting upon, any actions or instructions associated with a user-id or a secure identification device issued to a User until such time BNY Mellon receives actual notice in writing from You of the change in status of the User and receipt of the secure identification device issued to such User. You acknowledge that all commands, directions and instructions, including commands, directions and instructions for transactions issued by a User are issued at Your sole risk. You agree to accept full and sole responsibility for all such commands, directions and instructions and that BNY Mellon, will have no liability for, and you hereby release BNY Mellon from, any losses, liabilities, damages, costs, expenses, claims, causes of action or judgments (including reasonable attorneys’ fees and expenses) (collectively “Losses”) incurred or sustained by you or any other party in connection with or as a result of BNY Mellon’s reliance upon or compliance with such commands, directions and instructions.

b.
All commands, directions and instructions involving a transaction entered by Authorized Transactional User will be treated as an authorized instruction under the applicable Services Agreement(s) between You and BNY Mellon covering accounts, products and services and products provided by BNY Mellon with respect to which Electronic Access is being used whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

6.	Disclaimers:
a.
Although BNY Mellon uses reasonable efforts to provide accurate and up-to-date information through Electronic Access, BNY Mellon, its Content Providers and Information Providers make no warranties or representations under these Terms and Conditions as to accuracy, reliability or comprehensiveness of the content, information or data accessed through Electronic Access. Without limiting the foregoing, some of the content on Electronic Access may be provided by sources unaffiliated with BNY Mellon (“Content Providers”) and by Information Providers. For that content BNY Mellon is a distributor and not a publisher of such content and has no control over it. Information provided by Information Providers has not been independently verified by BNY Mellon and BNY Mellon makes no representation as to the accuracy or completeness of the content or information provided. Any opinions, advice, statements, services, offers or other information given or provided by Content Providers and Information Providers (including merchants and licensors) are those of the respective authors of such content and not that of BNY Mellon. BNY Mellon will not be liable to You or Users for such content or information in any way nor for any action taken in reasonable reliance on such information nor for direct or indirect damages resulting from the use of such information. For purposes of these Terms and Conditions, all information and data, including all proprietary information and materials and all client data, provided to You through Electronic Access are provided on an “AS-IS”, “AS AVAILABLE” basis.

b.
BNY Mellon makes no guarantee and does not warrant that Electronic Access or the information and data provided through the Electronic Access are or will be virus-free or will be free of viruses, worms, Trojan horses or other code with contaminating or destructive properties. BNY Mellon will employ commercially reasonable anti-virus software to its systems to protect its systems against viruses.

c.
Some Sites accessed through the use of Electronic Access may include links to websites provided by parties that are not affiliated with BNY Mellon (“Third Party Websites”). BNY Mellon will not be liable to any person for the content found on such Third Party Websites. BNY Mellon will not be responsible for Third Party Websites that collect information from parties who visit their web sites through links on the Sites. BNY Mellon will not be liable or responsible for any loss suffered by any person as a result of their use of any Third Party Websites that are linked to the BNY Mellon Sites.

d.
BNY Mellon retains complete discretion and authority to add, delete or revise in whole or in part Electronic Access, including its Sites, and to modify from time to time any Proprietary Software provided in conjunction with the use of Electronic Access and/or any of the Sites. To the extent reasonably possible, BNY Mellon will provide notice of such modifications. BNY Mellon may terminate, immediately and without advance notice, and without right of cure, any portion or component of Electronic Access or the Sites.

e.
TO THE FULLEST EXTENT PERMITTED BY LAW, THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NO WARRANTY OF QUALITY AND NO WARRANTY OF TITLE OR NON-INFRINGEMENT. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING ELECTRONIC ACCESS, THE SITES, ANY PROPRIETARY SOFTWARE, INFORMATION, MATERIALS OR CLIENT DATA.

f.
Notwithstanding the prior paragraph, The Bank of New York Mellon or an Affiliate designated by it will defend You and pay any amounts agreed to by BNY Mellon in a settlement and damages finally awarded by a court of competent jurisdiction, in an action or proceeding commenced against You based on a claim that Electronic Access or the Proprietary Software infringe plaintiff(s)’s patent, copyright, or trade secret, provided that You (i) notify BNY Mellon promptly of any such action or claim (except that the failure to so notify BNY Mellon will not limit BNY Mellon’s obligations hereunder except to the extent that such failure prejudices BNY Mellon); (ii) grant BNY Mellon or its designated Affiliate full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provide BNY Mellon or its designated Affiliate all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations will not apply, however, to any claim or action arising from (i) use of the Proprietary Software Information or Electronic Access in a manner not authorized under these Terms and Conditions, the Terms of Use, or the Data Terms Web Site; or (ii) use of the Proprietary Software or Electronic Access in combination with other software or services not supplied by BNY Mellon.

7.	Limitation of Liability:

a.
IN NO EVENT WILL BNY MELLON, BNY MELLON’S SUPPLIERS OR ITS CONTENT PROVIDERS OR INFORMATION PROVIDERS BE LIABLE TO YOU OR ANYONE ELSE UNDER THESE TERMS AND CONDITIONS FOR ANY LOSSES, LIABILITIES, DAMAGES, COSTS OR EXPENSES INCLUDING BUT NOT LIMITED TO, ANY DIRECT DAMAGES, CONSEQUENTIAL DAMAGES, RELIANCE DAMAGES, EXEMPLARY DAMAGES, INCIDENTAL DAMAGES, SPECIAL DAMAGES, PUNITIVE DAMAGES, INDIRECT DAMAGES OR DAMAGES FOR LOSS OF PROFITS, GOOD WILL, BUSINESS INTERRUPTION, USE, DATA, EQUIPMENT OR OTHER INTANGIBLE LOSSES (EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) THAT RESULT FROM (1) THE USE OF OR INABILITY TO USE ELECTRONIC ACCESS (2) THE CONSEQUENCES OF ANY DECISION MADE OR ACTION OR NON-ACTION TAKEN BY YOU OR ANY OTHER PERSON, OR FOR ANY ERRORS BY YOU IN COMMUNICATING SUCH INFORMATION; (3) THE COST OF SUBSTITUTE ACCESS SERVICES; OR (4) ANY OTHER MATTER RELATING TO THE CONTENT OR ACCESS THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY ARISING FROM ANY USE OF ANY PRODUCT, INFORMATION, PROCEDURE, OR SERVICE OBTAINED THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY RESULTING FROM VOLUNTARY SHUTDOWN OF THE SERVER, ELECTRONIC ACCESS OR ANY OF THE SITES TO ADDRESS TECHNICAL PROBLEMS, COMPUTER VIRUSES, DENIAL-OF-SERVICE MESSAGES OR OTHER SIMILAR PROBLEMS.

b.
BNY MELLON’S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY UNDER THESE TERMS AND CONDITIONS FOR ANY DISPUTE OR CLAIM RELATED TO THESE TERMS OF USE, ELECTRONIC ACCESS OR SITES, IS AS FOLLOWS: IF YOU REPORT A MATERIAL MALFUNCTION IN ELECTRONIC ACCESS THAT BNY MELLON IS ABLE TO REPRODUCE, BNY MELLON WILL USE REASONABLE EFFORTS TO CORRECT THE MALFUNCTION. IF BNY MELLON IS UNABLE TO CORRECT THE MALFUNCTION, YOU MAY CEASE ALL USE OF ELECTRONIC ACCESS AND RECEIVE A REFUND OF ANY FEES PAID IN ADVANCE, SPECIFICALLY FOR ELECTRONIC ACCESS, APPLICABLE TO PERIODS AFTER CESSATION OF SUCH USE.  BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR DAMAGES, IN SUCH JURISDICTIONS LIABILITY IS LIMITED TO THE FULLEST EXTENT PERMITTED BY LAW.

c.
The limitation of liability set forth in this Limitation of Liability section and in other provisions in these Terms and Conditions is in addition to any limitation of liability provisions contained in any Services Agreements and will not supersede or be superseded by limitation of liability provisions contained in such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements containing a reference to these Terms and Conditions.

8.	Indemnification:
a.
You agree to indemnify, protect and hold BNY Mellon, BNY Mellon’s Suppliers, Content Providers and Information Providers harmless from and against all liability, claims damages, costs and expenses, including reasonable attorneys’ fees and expenses, resulting from a claim that arises out of (i) any breach by You or Users of these Terms and Conditions, the Terms of Use or the Data Terms Web Site and (ii) any person obtaining access to Electronic Access through You or Users or through use of any password, user-id or secure identification device issued to a User, whether or not You or a User authorized such access. For the avoidance of doubt, and by way of illustration and not by way of limitation, the foregoing indemnity is applicable to disputes between the parties, including the enforcement of these Terms and Conditions. The rights and remedies conferred hereunder will be cumulative and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy.

	b.	The indemnity provided in herein is in addition to any indemnity and other remedies contained in any Services Agreements and will not supersede or be superseded by such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements and expressly stating an intent to modify this Terms and Conditions. Nothing contained herein will, or be deemed to, alter or modify the rights and remedies of BNY Mellon as set forth in the Services Agreements.

9.
Choice of Law and Forum: Unless otherwise agreed and specified herein, these Terms and Conditions are governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law; You expressly and irrevocably agree that non-exclusive jurisdiction and venue for any claim or dispute with BNY Mellon, its employees, contractors, officers or directors or relating in any way to Your use of Electronic Access resides in the state or federal courts in New York City, New York; and You further irrevocably agree and expressly and irrevocably consent to the exercise of personal jurisdiction in those courts over any action brought with respect to these Terms and Conditions. BNY Mellon and You hereby waive the right of trial by jury in any action arising out of or related to the BNY Mellon or these Terms and Conditions.

10.	Term and Termination:
	a.	Either BNY Mellon or You may terminate these Terms and Conditions and the Electronic Access upon thirty (30) days’ written notice to the other party.

b.
In the event of any breach of the provisions of these Terms and Conditions or a breach by any Authorized User of the Terms of Use or the restrictions and requirements concerning the use of Information Providers’ proprietary data that are posted on the Data Terms Web Site, the non-breaching party may terminate these Terms and Conditions and the Electronic Access immediately upon written notice to the breaching party if any breach remains uncured after ten (10) days’ written notice of the breach is sent to the breaching party.

c.
BNY Mellon may immediately terminate access through an Authorized User’s user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User’s user-id or password, or where BNY Mellon believes there is a security risk created by such access.

d.
BNY Mellon may terminate, without advance notice, Your access or the access of Users to any portion or component of Electronic Access or the Sites in the event a BNY Mellon Supplier, Content Provider or Information Provider prohibits BNY Mellon from permitting You or Users to have access to their information or services.

	e.	Promptly upon receiving or giving notice of termination, You will notify all Users of the effective date of the termination.

f.
Upon termination of Your access to Electronic Access, You shall return of manuals, documentation, workflow descriptions and the like that are in Your possession or under Your control and all security identification devices.

g.
The Reliance, Disclaimers, Limitation of Liability Indemnification and confidentiality provisions of the Terms and Conditions (and other provision of these Terms and Conditions containing disclaimers, limitation of liability and indemnification) shall survive the termination of these Terms and Conditions.

You represent and warrant to BNY Mellon that these Terms and Conditions and the indemnity contained herein have been duly authorized, executed and delivered on Your behalf, that You have full authority to execute these Terms and Conditions for the undersigned entity and that the individual executing these Terms and Conditions has the requisite authority to bind the undersigned entity to these Terms and Conditions, and that these Terms and Conditions constitute Your binding obligation enforceable in accordance with its terms.

EXHIBIT A

The following persons, whether or not an officer or employee of the Fund, are hereby designated Authorized Persons under the Administrative Services Agreement dated as of __________, 2014, between the Fund and BNYM.

Name	Company	Signature	Phone No.

__________	__________	__________	__________

__________	__________	__________	__________

__________	__________	__________	__________

__________	__________	__________	__________

__________	__________	__________	__________

__________	__________	__________	__________

SCHEDULE I

SERVICES

All services provided in this Schedule of Services are subject to the cooperation, review and approval of the appropriate Fund officers, Fund counsel and independent registered public accounting firm of the Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNYM or a BNYM Affiliate pursuant to the terms of the Agreement, collectively referred to herein as “BNYM”.

1.	Fund Administration and Accounting Services.

	(a)	Journalize investment, capital and income and expense activities;

(b)
Verify investment buy/sell trade tickets when received from the Investment Advisor and confirmations received from portfolio funds; reconcile confirmations received from portfolio funds with trade tickets received from Investment Advisor;

	(c)	Maintain individual ledgers for investment securities;

	(d)	Maintain historical tax lots for each security;

	(e)	Reconcile cash with the Fund’s custodian(s) and other accounts where cash is held;

	(f)	Calculate and facilitate the payment of contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund’s Prospectus and Organizational Documents;

	(g)	Retain books and records in compliance with the 1940 Act;

	(h)	Record transactions in the Fund’s books and records;

	(i)	Update accounting records for corporate actions on Fund investments;

(j)
In respect of the Fund’s investments in portfolio funds, obtain current prices from each portfolio fund or its administrator and, if unable to obtain such valuation, notify the Fund or the Investment Advisor. To the extent the Fund invests in securities or other assets other than portfolio funds, obtain daily security market quotes and currency exchange rates from independent pricing sources approved by the Investment Advisor, or if such quotes or rates are unavailable, then obtain the same from the Investment Advisor, and in either case, calculate the market value of the Fund’s investments in accordance with the Fund’s Prospectus’

	(k)	Reconcile portfolio positions and cash balances to prime broker/custodian/counterparties/portfolio funds;

(l)	Maintain books and records and general ledger accounts in accordance with the Prospectus;

(m)	Calculate and accrue income and expenses;

(n)	Calculate realized versus unrealized portfolio gains and losses;

(o)
Assist with the annual audit process, including liaising with the Fund’s independent registered public accounting firm as needed from time to time; provide account analyses, fiscal year summaries, and other audit-related information with respect to the Fund and otherwise take all reasonable action in the performance of its duties under this Agreement consistent with the scope of such duties to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund;

(p)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(q)	Calculate capital gains and losses;

(r)	Determine net income;

(s)	Determine applicable foreign exchange gains and losses on payables and receivables;

(t)	Transmit or make available a copy of the portfolio valuation to the Investment Advisor as agreed upon between BNYM and the Fund;

(u)	Compute as of the last business day of each calendar month or at such other date as may be specified in the Prospectus or decided by the Board, the Net Assets;

(v)	Disseminate quotations of the Net Asset Value as required by the Investment Advisor and approved by the Fund;

(w)
Prepare and maintain all customary financial and accounting books and records in the appropriate form and in sufficient detail to support an annual independent audit of the financial condition of the Fund, and perform all other accounting and clerical services necessary in connection with the administration of the Fund;

(x)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(y)
Monitor the Fund’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended (“Sub-chapter M”); solely related to the Fund’s investments that are passive foreign investment companies (“PFICs”) and identified to BNYM as such.  For the avoidance of doubt, in the course of its performance of the Sub-chapter M compliance services, BNYM shall have no duty, responsibility or obligation hereunder to obtain “look-through” position-level information of any underlying investment vehicles;

(z)
Perform such additional administrative duties relating to the administration of the Fund upon such terms and conditions and for such fees as may subsequently be agreed upon in writing between the Fund and BNYM; and

(aa)	Control all disbursements and authorize such disbursements from the Fund’s bank account upon receipt of Instructions.

2. Financial and Related Reporting. Subject to the review and approval of Fund counsel, the Treasurer, Secretary, and/or independent registered public accounting firm of the Fund, BNYM shall provide the following financial reporting services:

Financial Statement Preparation & Review
●	Prepare the Fund’s annual and semiannual shareholder reports in accordance with U.S. GAAP for shareholder delivery and for inclusion in Form N-CSR;
●	Prepare the Fund’s quarterly schedule of portfolio holdings for inclusion in form N-Q;
●	Prepare, circulate and control the Fund’s financial reporting production calendar;
●	Request necessary certifications and prepare and coordinate the EDGARization and filing of the Fund’s reports on Forms N-SAR, N-CSR and N-Q with the Fund’s financial printer; and
●	Form N-PX Services:
● Fund will provide to BNYM proxy voting data in a form agreed upon by BNYM and the Fund;
● BNYM will draft Form N-PX, inserting proxy voting data provided by the Fund;
● BNYM will coordinate the EDGARization and filing of Form N-PX with the Fund’s financial printer; and
● BNYM is not responsible for the Fund’s maintaining voting records.

3. Regulatory Administration Services.

●	Assistance and maintenance of a regulatory calendar for the Fund listing various SEC filing and Board approval deadlines;
●
Assistance with the assembly and distribution of board materials for quarterly meetings of the Board, including the drafting of notices, agendas, and resolutions for such quarterly meetings of the Board;

●	Attend quarterly (in person or by phone) Board meetings (and make presentations, as requested and as appropriate), and draft minutes thereof;
●
Prepare and coordinate the filing of annual post-effective amendments to the Fund’s Registration Statement (not including the initial Registration Statement or the addition of one or more classes of shares or series)

●	Provide requested Fund documents in the possession of BNYM in connection with an SEC request list related to an SEC examination of the Fund;
●	Administratively assist in completing fidelity bond and D&O/E&O insurance applications and coordinate the filing of the fidelity bond with the SEC;
●	Assistance with the preparation of notices of annual or special meetings of shareholders and proxy materials relating to such meetings;
●	Maintain the Fund’s files;
●	Provide periodic updates on recent regulatory events; and
●	Assist in amending Schedule TO for quarterly tender offers.

■	eBoard Book**:
●
Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly board meeting materials and such other board meeting materials as may be agreed between BNYM and the Fund.

■	Rule 38a-1 Compliance Support Services
● Provide compliance policies and procedures related to services provided by BNYM and, if mutually agreed, specified BNYM Affiliates, summary procedures thereof and periodic certification letters.
● Provide the following:
1. BNYM will perform secondary compliance checks with respect to the Fund as agreed upon by the parties from time to time.

2.      BNYM will maintain a copy of the certifications executed in connection with the Fund’s annual and semi-annual Form N-CSR filings and the Fund’s quarterly filings of Form N-Q, as well as any other regulatory filings that BNYM assists the Fund in filing as may be mutually agreed upon between the Fund and BNYM from time to time.

4. Investor Services.

(a)
Act as registrar and transfer agent with respect to the Shares and, in that capacity process subscription applications, transfer instructions, redemption/repurchase requests and other applicable account maintenance requests received by the Fund with respect to Shares;

	(b)	Maintain the register of Shareholders and enter on such register all issues, transfers and repurchases of Shares;

	(c)	Arrange for the calculation of the issue and repurchase prices of Shares in accordance with the Fund’s Organizational Documents;

(d)
Upon direction of the Fund, establish, or facilitate the establishment of, and maintain such bank, brokerage, escrow or other accounts in the name of the Fund or BNYM as may be required to accept subscription proceeds from actual or potential Shareholders and for payment of redemption or repurchase proceeds, or otherwise to facilitate the provision of investor services to the Fund under this Agreement, which accounts may be established with bank affiliates of BNYM. The Fund acknowledges and agrees that BNYM and such affiliated banks may receive interest, credits or investment income and other benefits from the transitional balances in such accounts and that BNYM shall act as a depositary only with respect to such accounts, and in its capacity as such, BNYM shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any asset deposited with it;

	(e)	Upon receipt of Written Instructions, distribute periodic reports and statements to Shareholders including, but not limited to, tender offer materials.

5.	BNYM Tax Services. Tax services to be provided by BNYM include:

	(a)	Preparation of annual tax provision workpapers, and tax footnotes to financial

**separate fee applies.

statements

	(b)	Calculate book/tax differences

	(c)	Calculation of calendar year tax distribution requirements

	(d)	Assistance with year-end reporting (including preparation and distribution of Form 1099s to Shareholders, as well as ICI broker/dealer reporting, shareholder booklet, etc.);

	(e)	FIN 48 analyses (Review of Uncertain Tax Positions); and

	(f)	Act as the dividend disbursing agent and administrator of the Fund’s Dividend Reinvestment Plan.

6.	BNYM Anti-Money Laundering Services.
	(a)	Shareholder Identification and Verification:

The following information will be obtained with respect to each Shareholder:

(i)	Natural Persons

	●	Full name (i.e., no initial for a first name);
	●	Full residence address, including apartment number and standardized country code;
	●	Nationality;
	●	Occupation;
	●	Social Security number (U.S. Persons) and a photocopy of the Shareholder’s passport or driver’s license bearing a photograph and signature to verify the Shareholder’s identity and nationality;
	●	Information regarding the legal capacity in which the Shareholder is acting (i.e., on his or her own behalf, or on behalf of another person or legal entity);
	●	Information regarding the identity of any ultimate beneficial owners of the Shares, if applicable; and
●
Identification of the source of the Shareholder’s (or, if the Shareholder is acting on behalf of another person or legal entity, such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Shareholder and the Shareholder’s account number, and (2) a statement of what transaction or business generated the funds.

(ii)	Legal Entities

	●	Full legal name;
	●	Type of entity;
	●	Description of business;
	●	Jurisdiction in which organized;
	●	Registered address;
	●	Business address;

●	Taxpayer Identification Number (U.S. entities) or equivalent;
●	Copy of Organizational Documents;
●	List/register of directors; and
●
Identification of the source of the Shareholder’s (or, if the Shareholder is acting on behalf of another person or legal entity, such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Shareholder and the Shareholder’s account number, and (2) a statement of what transaction or business generated the funds.

In addition to, any of the Shareholder identification information set forth in (a) or (b) above, BNYM may obtain and rely upon a letter of reference from a local office of a bank or brokerage firm that is incorporated, or has its principal place of business located, in a Financial Action Task Force on Money Laundering (FATF) Country certifying that the prospective Shareholder maintains an account at such bank or brokerage firm and containing a statement affirming the prospective investor’s identity (a sample Letter of Reference is attached hereto as Exhibit B).

BNYM’s review of such information shall include: an examination of the subscription agreement and other identification documents provided by the Shareholder to determine if the same has been completed, but without verifying the same except as set forth above. Any inability on the part of BNYM to obtain or verify the information as set forth above shall be reported to the Fund’s Money Laundering Reporting Officer or equivalent (as identified by the Fund to BNYM from time to time) for further disposition.

(b)	OFAC and Other Verifications

BNYM shall verify that each Shareholder is not: (a) a designated national and blocked person as identified on the most recently updated U.S. Department of Treasury Office Foreign Assets Control (OFAC) List; or (b) a senior foreign political figure, his or her immediate family members and close associates, or any foreign shell bank, provided that with respect to verifications that Shareholders are not senior foreign political figures or their immediate family members and close associates, or foreign shell banks, BNYM’s verifications shall be based solely upon the representations (if any) made in the application to purchase Shares.

(c)	Monitoring and Reporting

The following will be monitored for significant changes or inconsistencies in the pattern of transactions by the Shareholder and a report of any such changes or inconsistencies shall be made promptly to the Fund’s Money Laundering Reporting Officer or equivalent (as identified by the Fund to BNYM from time to time) for further disposition:

●	Subscription and redemption payments
●	Frequency
●	Amount
●	Geographic origin/destination
●	Account signatories

(d)	Board Reporting

BNYM shall provide written reports concerning its provision of the BNYM Anti-Money Laundering Services to the Fund at such times and in such format as BNYM and the Fund may mutually agree from time to time.

EXHIBIT B

LETTER OF REFERENCE

[Letterhead of Bank or Broker-Dealer]

To:	The Bank of New York Mellon 101 Barclay Street, 20W New York, New York 10286

The undersigned hereby certifies, which certifications shall be deemed to be continuing, that:

1.
[insert name of institution] (the “Institution”) has established and maintains an anti-money laundering program and a customer identification program (together, the “Program”), which includes policies and procedures that require the Institution to obtain and verify information about the identity of its clients and which are reasonably designed to ensure that the Institution is not being used by any client as a conduit for money laundering or other illegal purposes;

2.	The Institution is in compliance with the Program and all anti-money laundering laws, regulations and rules in effect that are applicable to it;

3.
The Institution has verified the identity of [insert name of investor] and to the best of the Institution’s knowledge, no transaction undertaken with respect to such investor’s account(s) at the Institution is prohibited by applicable law, regulation or rule and no property held in any such account(s) is derived from any activity prohibited by applicable law, regulation or rule.

(Authorized Signature)
Name: Title: Date: